SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2010

STATION CASINOS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-21640	88-0136443
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada	89135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 495-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01.  Other Events.

On October 1, 2010, the Bureau of Indian Affairs of the U.S. Department of the Interior accepted approximately 254 acres of land owned by Station Casinos, Inc. (the “Company”) into trust on behalf of the Federated Indians of Graton Rancheria (the “Tribe”) for the development by an affiliate of the Company and the Tribe of a planned gaming facility to be located in Sonoma County, California.  In connection with the development of the facility, it is expected that the Tribe will enter into a memorandum of understanding with Sonoma County, California relating to mitigation measures such as contributions toward the costs for infrastructure improvements and public services required as a result of the development and operation of the planned facility.

In addition, on October 1, 2010, the National Indian Gaming Commission (the “NIGC”) informed the Company and the Tribe that the NIGC approved the management agreement by and between the Tribe and the Company’s wholly-owned subsidiary, SC Sonoma Management, LLC (the “Manager”), for Class II gaming at the planned gaming and entertainment facility.  Class II gaming includes games of chance such as bingo, pull-tabs, tip jars and punch boards (and electronic or computer-aided versions of such games), and non-banked card games. The Tribe and the Manager may also pursue approval of Class III gaming, which would permit casino-style gaming, at the planned facility.  Class III gaming would require an approved compact with the State of California and approval by the NIGC of a modification to the existing management agreement, or a new management agreement, permitting Class III gaming. There can be no assurances that the Company will be able to obtain, in a timely fashion or at all, the approvals from the State of California and the NIGC that are necessary to conduct Class III gaming at the facility.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos, Inc.

Date: October 7, 2010	By:	/s/ Thomas M. Friel
Thomas M. Friel Executive Vice President, Chief Accounting Officer and Treasurer